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                                                                    EXHIBIT 23.3

                      [Mellen, Smith & Pivoz Letterhead]

         Consent of Mellen, Smith & Pivoz, P.C., Independent Auditors

We consent to the reference of our firm under the caption "Experts" and to the use of our report, dated January 22, 1998, on the balance sheets of Diversified Wire & Cable, Inc. as of December 31, 1996 and 1997, and the related statements of operations, changes in shareholders' equity, and cash flows for the years then ended, in the Registration Statement (Form S-4 No. 333-XXXXX) and related Prospectus of Jordan Industries, Inc. for the registration of $155,000,000 of 10 3/8% Series D Senior Notes due 2007.

                                       /s/ Mellen, Smith & Pivoz, P.C.

Bingham Farms, Michigan
April 30, 1999